For the fiscal year ended (a) 10/31/96
File number (c) 811-6048

                          SUB-ITEM 77I
               Terms of New or Amended Securities

     The  Fund is authorized to issue 500  million
Class Z shares. Class Z shares are not subject to either an initial or contingent deferred sales charge nor are they subject to any Rule 12b-1 fees.
Class Z shares will be offered to a limited group of eligible investors.